Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:   Paul Ferguson, (303) 209-8600 / pferguson@solerabank.com

Solera National Bancorp, Inc., Completes IPO and

Raises Over $25.5 million

Lakewood, CO (January 7, 2008) - Solera National Bancorp, Inc. (OTCBB: SLRK) announced today that it has completed the second closing of its Initial Public Offering and raised in excess of $25.5 million.  Proceeds of the offering capitalized its banking subsidiary, Solera National Bank, which is located at 319 S. Sheridan Boulevard in Lakewood, CO.  The bank commenced operations in September, 2007.

“We set out to raise a minimum of $20 million in capital to operate our new bank and completed our initial closing on September 10, 2007 raising in excess of $22 million,” stated Paul M. Ferguson, President of Solera National Bancorp, Inc.  “During the past several months we have continued the capital raising process and have raised an additional $2.9 million bringing our total to more than $25.5 million. Solera National Bancorp’s strong capital position will allow the company to take advantage of changes in the banking and financial markets in Colorado.”

The company now has more than 750 shareholders, the majority of which are from the Denver Metropolitan area.  The large, local shareholder base is a key element in continuing its client acquisition strategy.

Solera National Bank is focusing on loans to small- and medium-sized businesses, professionals and consumers with a special emphasis in serving the growing number of Hispanic-owned businesses and Hispanic consumers in Colorado.

About Solera National Bank

Solera National Bank is a wholly owned subsidiary of Solera National Bancorp, Inc., (OTCBB: SLRK) and headquartered in Lakewood, CO.  Solera National Bank operates a full-service branch in Colorado’s Jefferson County.  Solera National Bank offers traditional community banking services to businesses and consumers in Lakewood, CO.

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Statements in this news release that relate to future plans or projected results of Solera National Bancorp, Inc are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the “safe harbor” provisions of the PSLRA. Our actual results may vary materially from those described in any “forward-looking statement” due to, among other possible reasons, the realization of any one or more of the risk factors described in our filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to review. Readers of this news release are cautioned not to put undue reliance on forward-looking statements and we assume no obligation to update the information contained in this news release.